Exhibit 10.1
ALTERNATIVE SUBSCRIPTION AGREEMENT
     ALTERNATIVE SUBSCRIPTION AGREEMENT, dated as of August 7, 2007 by and between LORAL SPACE & COMMUNICATIONS INC., a corporation existing under the laws of Delaware (together with any successor thereto, “Loral”), LORAL SKYNET CORPORATION, a corporation existing under the laws of Delaware and an indirect wholly-owned subsidiary of Loral (together with any successors thereto, “Skynet”) and 4363205 CANADA INC., a corporation existing under the laws of Canada (together with any successor thereto “Holdco”).
R E C I T A L S
     WHEREAS, on December 16, 2006, 4363213 Canada Inc., a Canadian corporation and a wholly-owned subsidiary of Holdco (“Acquireco”), BCE Inc., a Canadian corporation (“BCE”), and Telesat Canada, a Canadian corporation (“Telesat”), entered into a Share Purchase Agreement pursuant to which Acquireco has agreed to purchase from BCE, and BCE has agreed to sell to Acquireco, all of the issued shares of Telesat and certain safe income notes (the “Share Purchase Agreement”);
     WHEREAS, on December 16, 2006, Loral executed and delivered to Holdco a letter (as amended from time to time, the “Commitment Letter”), pursuant to which Loral committed to acquire shares of Holdco simultaneously with the consummation of the Telesat Closing (as hereinafter defined) under the Share Purchase Agreement;
     WHEREAS, in connection with the Share Purchase Agreement, on December 14, 2006, Loral entered into an Investors Letter Agreement with the Public Sector Pension Investment Board, a Canadian Crown corporation (“PSP”), and others, to which is attached as Schedule C thereto a “Contribution Term Sheet” relating to a “Skynet Contribution Agreement” contemplating the transfer by Skynet of certain of its assets and related liabilities to Holdco in connection with Skynet’s acquisition of shares of Holdco (the “Investor Letter Agreement”);
     WHEREAS, Loral, Skynet and Holdco have entered into an Asset Transfer Agreement dated the date hereof, pursuant to which Skynet has agreed, subject to, among other things, receipt of the Major Regulatory Approvals (as defined therein) to transfer to Holdco certain assets of Skynet in exchange for the issuance by Holdco to Skynet of shares of Holdco (the “Skynet Asset Transfer Agreement”);
     WHEREAS, the Contribution Term Sheet contemplated that if the transactions contemplated by the Skynet Asset Transfer Agreement did not occur simultaneously with the Telesat Closing, Loral would be required to make certain contributions to Holdco and would receive in exchange therefor shares of Holdco;
     WHEREAS, in connection with the contributions contemplated by the immediately preceding paragraph, Loral desires to commit to the acquisition by Loral Space & Communications Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of Loral, or such other direct or indirect wholly-owned subsidiary of Loral as Loral shall designate (“LSCC”), of redeemable shares of Holdco, and Holdco desires to commit to issue to LSCC certain redeemable shares of Holdco, in each case as provided herein;
     WHEREAS, the Investor Letter Agreement and the Contribution Term Sheet also contemplated that if the transactions contemplated by the Skynet Asset Transfer Agreement did not occur by the first anniversary of the Telesat Closing, Loral would be required to make certain alternative contributions to Holdco, including the T-11N as herein defined, and would receive in exchange therefor shares of Holdco;
     WHEREAS, in connection with the transactions contemplated by the Investor Letter Agreement, Loral and Skynet desire to commit to make such alternative contributions to Holdco, and Holdco desires to commit to issue to Loral Holdings Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Loral (“Loral Holdings”) and to the T-11N Transferor certain shares of Holdco in exchange therefor, in each case as provided herein;
     WHEREAS, the parties intend that, for United States federal income tax purposes, such alternative contributions and the transfer of the T-11N hereunder, when taken together with the acquisition of shares of Holdco hereunder and with the purchase of additional shares of Holdco by other investors, including PSP, to qualify as an “exchange” under the provisions of Section 351 of the Code, as hereinafter defined;
     WHEREAS, Holdco desires to transfer T-11N to a Subsidiary of Holdco (the “Successive Transfer”);
     NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Definitions
     For the purpose of this Agreement, unless the context otherwise requires, capitalized terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:
“Acquireco” is defined in the recitals;
“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls such Person, and (b) each Person that controls, is controlled by, or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise;
“Agreed Exchange Rate” means the rate of 1.16355 Canadian dollars per U.S. dollar;

“Agreement” means, collectively, this Agreement including all instruments supplementing or amending or confirming this Agreement;
“Alternative Subscription Date” is defined in Section 4.1;
“Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated of even date herewith, between Skynet and Skynet Satellite Corporation relating to the purchase of certain assets by Skynet Satellite Corporation from Skynet;
“BCE” is defined in the recitals;
“Business Day” means any day of the year other than: (a) Saturday or Sunday, and (b) any other day on which banks located in any of Montréal, Québec, Toronto, Ontario or New York, New York generally are closed for business;
“Closing Amount” is defined in Section 4.3;
“Code” means the Internal Revenue Code of 1986, as amended;
“Contribution Term Sheet” is defined in the recitals;
“Equity Shares” means the Holdco Common Shares, the Holdco Redeemable Common Shares, the Holdco Voting Preferred Shares, the Holdco Redeemable Preferred Shares and the Holdco Non-Voting Preferred Shares;
“Financing Amount” is defined in Section 4.1;
“Governmental Entity” means any nation or government, any state, regional, provincial, territorial, local, foreign or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of or pertaining to government;
“GRA” shall mean a gain recognition agreement (as defined in Treasury Regulation Section 1.367(a)-8);
“Holdco Common Shares” means shares of Holdco designated as Common Shares;
“Holdco Non-Voting Preferred Shares” means shares of Holdco designated as Non-Voting Participating Preferred Shares and convertible on a one-to-one basis into Holdco Common Shares;
“Holdco Redeemable Common Shares” means shares of Holdco designated as Redeemable Common Shares and being shares having identical rights, restrictions, conditions and limitations to the Holdco Common Shares, except that such shares are redeemable by Holdco;
“Holdco Redeemable Preferred Shares” means shares of Holdco designated as Redeemable Non-Voting Participating Preferred Shares and being shares having identical rights, restrictions,

conditions and limitations to the Holdco Non-Voting Preferred Shares, except that such shares are redeemable by Holdco;
“Holdco Voting Preferred Shares” means shares of Holdco designated as Voting Participating Preferred Shares and convertible on a one-to-one basis into Holdco Common Shares;
“Holdco Unanimous Shareholders Agreement” means an agreement to be entered into between Holdco, Acquireco, Telesat, each of the holders of shares of Holdco and others with respect to the ownership and transfer of shares of Holdco and the governance of Holdco, substantially in the form attached as Exhibit D to the Skynet Asset Transfer Agreement;
“Interco” means 4363230 Canada Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Acquireco;
“Investor Letter Agreement” is defined in the recitals;
“ITA” means the Income Tax Act (Canada), as amended;
“LSCC” is defined in the recitals;
“Law” means any law (including civil and common law), statute, regulation, ordinance, rule, order, order-in-council, by-law, permit, judgment, consent, decree, settlement agreement or governmental requirement enacted, promulgated, issued, entered into, agreed or imposed by any Governmental Entity having jurisdiction;
“Lien” means any mortgage, lien, charge, pledge, security interest, hypothecation, easement, encroachment, encumbrance or title retention agreement of any nature or kind;
“Loral” is defined in the recitals;
“Loral Alternative Subscription” means the transfer to Holdco of all or part of the Required Loral Alternative Subscription as provided in Section 4.1, adjusted as provided in Section 4.3, and the issuance to Loral Holdings and the T-11N Transferor of Holdco Non-Voting Preferred Shares as provided in Section 4.4;
“Loral Alternative Subscription Amount” means, (X) in the case where there is a Closing Amount, (i) the sum of the T-11N Valuation and the Financing Amount (each expressed in Canadian dollars as provided in Section 4.2) plus the Closing Amount and (Y) in the case where there is a Refund Amount, (i) the sum of the T-11N Valuation and the Financing Amount (each expressed in Canadian dollars as provided in Section 4.2) less the Refund Amount, or if the Financing Amount is reduced by the Refund Amount as permitted by Section 4.3(a), the sum of the T-11N Valuation and the Financing Amount (each expressed in Canadian dollars as provided in Section 4.2);
“Loral Holdings” is defined in the recitals;
“Loss” or “Losses” has the meaning set forth in the Skynet Asset Transfer Agreement;

“Person” means an individual, legal person, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Entity, or any other entity;
“Proposed Transaction” shall mean a transaction involving the exchange, disposition, reorganization or liquidation of or involving the T-11N (including of any equity interest in a subsidiary of Holdco or any successor which owns, directly or indirectly, the T-11N or any material interest therein), that may require the T-11N Transferor to recognize gain, for United States federal income tax purposes, pursuant to a GRA entered into by Loral with respect to any transfer of T-11N;
“PSP” is defined in the recitals;
“Red Isle” means Red Isle Investments Limited, a Canadian corporation and a wholly-owned Subsidiary of PSP;
“Refund Amount” is defined in Section 4.3;
“Remaining Equity Contribution Amount” means the Required Equity Contribution Amount less the Stage One Purchase Price;
“Required Equity Contribution Amount” means an amount, expressed in Canadian dollars, equal to 1.88767 multiplied by the cash amount contributed by Red Isle to Holdco as the subscription price for Equity Shares on or prior to the Telesat Closing, less the Total Hedging Differential;
“Required Loral Alternative Subscription” is defined in Section 4.1;
“Restructuring Decision” refers to the decision to restructure a Proposed Transaction, which shall be at the sole and absolute discretion of Holdco or its relevant Affiliate, subject to the terms of Section 6.3(f) of this Agreement;
“Securities Act” means the Securities Act of 1933, as amended;
“Share Purchase Agreement” is defined in the recitals;
“Skynet” is defined in the recitals;
“Skynet Asset Transfer Agreement” is defined in the recitals;
“Skynet Closing” means the Closing as defined in the Skynet Asset Transfer Agreement;
“SS/L” means Space Systems/Loral, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Loral;
“Stage One Closing Date” means the date on which the Stage One Purchased Shares are to be acquired by LSCC pursuant to Section 2.1, and also being the date of the Telesat Closing;

“Stage One Purchase Price” is defined in Section 2.1;
“Stage One Purchased Shares” is defined in Section 2.1;
“Subsidiary” means, with respect to any Person, any other Person that directly or indirectly is controlled by such Person. For purposes of this definition, “control” shall mean the ownership of stock or other ownership interests of a Person constituting more than 50% of the total combined voting power of all classes of shares or other ownership interests of such Person entitled to vote;
“T-11N” means all rights of the “Purchaser” pursuant to the T-11N Construction Contract, and if but only if title to the satellite known as “T-11N” has been transferred to the T-11N Transferor on or prior to the Alternative Subscription Date pursuant to the T-11N Construction Contract, then such satellite, in each case together with all rights of the T-11N Transferor, pursuant to any contract of launch/in orbit insurance or launch contract related to such satellite;
“T-11N Construction Contract” means that certain Amended and Restated Satellite Construction Contract, effective December 22, 2006, between Skynet and SS/L in respect of the construction of a satellite designated as T-11N;
“T-11N Transferor” shall mean the Loral entity that delivers to Holdco the T-11N pursuant to Section 4.1 hereof, it being understood that such entity shall be Skynet, unless Skynet assigns or transfers its rights to the T-11N to Loral or to another Subsidiary of Loral in compliance with Section 6.5;
“T-11N Valuation” means, at any time, the sum of (i) $80,000,000 and (ii) the aggregate of the total costs incurred by Skynet in connection with the construction, launch and launch/in orbit insurance of the T-11N satellite as set forth in Skynet’s financial statements for the month immediately preceding the month in which the Alternative Subscription Date occurs, as adjusted for all such costs incurred by Skynet through the Alternative Subscription Date;
“Taxes” means all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, goods and services, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, occupational, interest equalization, license, payroll, environmental, capital stock, disability, severance, employee’s income withholding, other withholding, employment insurance and social security taxes, premiums or levies, which are imposed by any Governmental Entity, whether disputed or not, and such term shall include any interest, penalties or additions to tax attributable thereto;
“Telesat” is defined in the recitals;
“Telesat Closing” means the Closing (as defined in the Share Purchase Agreement);
“Total Hedging Differential”, which may be a positive or negative number, has the meaning set forth in the Skynet Asset Transfer Agreement;

“Transaction Agreements” means this Agreement, the Skynet Asset Transfer Agreement and the Asset Purchase agreement; and
“351 Transfer” means a transfer of property which, in conjunction with the issuance of shares of the transferee, will qualify as an exchange under the provisions of Section 351 of the Code.
1.2	Expanded Meanings

In this Agreement, unless the context otherwise requires:
(a)	words used herein importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders;

(b)	the term “including” means “including, without limitation”;

(c)	references to the “parties” means the parties to this Agreement; and

(d)	references herein to any agreement or instrument, including this Agreement, shall be deemed to be references to the agreement or instrument as varied, amended, modified, supplemented or replaced from time to time, in accordance with the terms of such agreement or instrument, and any specific references herein to any legislation or enactment shall be deemed to be references to such legislation or enactment as the same may be amended or replaced from time to time up to the Alternative Subscription Date unless specifically otherwise provided.
1.3	Interpretation not Affected by Headings, etc.
     The division of this Agreement into articles, sections, subsections, paragraphs and clauses and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, section, subsection, paragraph, clause or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.
1.4	Currency
     Unless otherwise specified herein, all dollar amounts expressed in this Agreement as (a) “$” are to United States dollars and (b) “C$” are to Canadian dollars.
ARTICLE 2
SUBSCRIPTION FOR SHARES
2.1	Conditional Subscription for Shares
     In the event that the Skynet Closing shall not occur simultaneously with the Telesat Closing, Loral shall cause LSCC to subscribe for and purchase, and Holdco shall issue to LSCC, at an issue price of C$10 per share, on the Stage One Closing Date, Holdco Redeemable Common Shares and Holdco Redeemable Preferred Shares having an aggregate acquisition cost of C$270,900,000 (the “Stage One Purchase Price”). The number of Holdco Redeemable Common Shares to be issued to LSCC shall be equal to 33 1/3% of the aggregate number of Holdco Common Shares, Holdco Redeemable Common Shares, Holdco Voting Preferred Shares and Holdco Redeemable Preferred Shares to be issued to Red Isle and LSCC on the day of the Telesat Closing, and the number of Holdco Redeemable Preferred Shares to be issued to LSCC pursuant to this Section 2.1 shall be equal to the quotient of (A) the result obtained by subtracting from the Stage One Purchase Price the product of the number of Holdco Redeemable Common Shares to be issued to LSCC pursuant to this Section 2.1, multiplied by C$10, divided by (B) C$10. The Holdco Redeemable Common Shares and the Holdco Redeemable Preferred Shares to be issued to LSCC are together referred to as the “Stage One Purchased Shares”. Holdco agrees that the payment by LSCC of the Stage One Purchase Price to Holdco shall constitute complete performance by Loral of its obligations to Holdco under, and shall irrevocably and unconditionally discharge the obligations of Loral to Holdco pursuant to, the Commitment Letter.
2.2	Payment of Purchase Price – Issuance of Shares
     On the Stage One Closing Date, Loral shall cause LSCC to pay by wire transfer of immediately available funds, to such bank account or accounts as Holdco shall designate not later than three (3) Business Days prior to the Stage One Closing Date, the Stage One Purchase Price against delivery by Holdco to LSCC of certificates in the name of LSCC representing the Stage One Purchased Shares.
ARTICLE 3
REDEMPTION OF STAGE ONE PURCHASED SHARES
3.1	Redemption of Stage One Purchased Shares
     In the event that the Skynet Closing does not occur simultaneously with the Telesat Closing, and LSCC has subscribed and purchased the Stage One Purchased Shares as described in Article 2, simultaneously with the Skynet Closing (if the Skynet Closing shall subsequently occur), Holdco shall call for redemption, with effect on the date of the Skynet Closing, and Holdco shall redeem on such date, at a redemption price of C$10 per share, all of the Holdco Redeemable Common Shares and the Holdco Redeemable Preferred Shares issued pursuant to Article 2. Holdco covenants not to call for redemption any Holdco Redeemable Common Shares or Holdco Redeemable Preferred Shares in any other circumstances, without the prior written consent of Loral and LSCC.
3.2	Payment in Lieu of Dividends
     In the event that the Skynet Closing does not occur simultaneously with the Telesat Closing, and LSCC has subscribed for the Stage One Purchased Shares as described in Article 2, at the Skynet Closing (if the Skynet Closing shall subsequently occur), Holdco shall pay to Skynet by wire transfer in immediately available funds to such bank account or accounts as Skynet shall designate not later than three (3) Business Days prior to the Skynet Closing an amount equal to any dividends that would have been paid to Skynet if the shares issuable to Skynet pursuant to the Skynet Closing had been issued to Skynet on the date of the Telesat

Closing and had been outstanding from the date of the Telesat Closing, less the aggregate amount of all dividends declared and paid on the Stage One Purchased Shares from their date of issuance to the Skynet Closing.
ARTICLE 4
LORAL ALTERNATIVE SUBSCRIPTION
4.1	Required Loral Subscription
     If the Skynet Closing shall not have occurred by the first anniversary date of the Telesat Closing (or such later date as the parties hereto shall agree) (the “Alternative Subscription Date”), Loral shall, subject to performance by Holdco of Section 4.4, transfer or deliver, or cause to be transferred or delivered, to Holdco on the Alternative Subscription Date:
(a)	the T-11N, free and clear of all Liens (the “T-11N Contribution”); and

(b)	the sum of $175,000,000 (the “Financing Amount”).
(collectively, the “Required Loral Alternative Subscription”); provided however, that Skynet agrees that if Loral shall not have delivered the T-11N as required by this Section 4.1, then Skynet shall effect the T-11N Contribution, and in such circumstances, Loral agrees to cause Skynet to effect the T-11N Contribution.
4.2	Value of Required Loral Alternative Subscription

The Required Loral Alternative Subscription shall be valued at:
(a)	in respect of the T-11N Contribution, the T-11N Valuation, translated into Canadian dollars at the Agreed Exchange Rate;

(b)	in respect of the Financing Amount, the amount thereof translated into Canadian dollars at the Agreed Exchange Rate.
4.3	Determination of Closing Amount or Refund Amount
(a)	If the value of the Required Loral Alternative Subscription, determined in accordance with Section 4.2, shall be less than the Remaining Equity Contribution Amount, then, subject to the provisions of Section 4.3(b), Loral shall pay to Holdco on the Alternative Subscription Date, an amount in Canadian dollars equal to such difference (the “Closing Amount”). If, however, the value of the Required Loral Alternative Subscription, determined in accordance with Section 4.2, shall be greater than the Remaining Equity Contribution Amount, Holdco shall pay to Loral on the Alternative Subscription Date an amount in Canadian dollars equal to such excess (the “Refund Amount”). Alternatively, at Loral’s option, the Financing Amount to be paid by Loral on the Alternative Subscription Date shall be reduced by the Refund Amount. Loral and Holdco shall determine the Closing Amount or the Refund Amount, as the case may be, and whether any

Refund Amount shall reduce the Financing Amount, by the close of business in New York on the second Business Day prior to the Alternative Subscription Date.

(b)	Notwithstanding the provisions of Section 4.3(a), Loral shall only be obligated to pay the Closing Amount if it has or could reasonably acquire the financial resources to do so through the use of its commercially reasonable efforts, and for the avoidance of doubt, Loral shall not be required (i) to sell any of its assets, (ii) to grant or incur any Lien on its direct or indirect equity interest in SS/L, or (iii) to cause SS/L or any of its subsidiaries to borrow, give security or guarantee any obligation.
4.4	Issuance of Holdco Non-Voting Preferred Shares
     In consideration of the receipt by Holdco of all or part of the Loral Alternative Subscription Amount, Holdco shall issue (i) to Loral Holdings on behalf of Loral in respect of the Financing Amount and the Closing Amount (if any) and (ii) to the T-11N Transferor in respect of the T-11N Valuation, Holdco Non-Voting Preferred Shares at the rate of one Non-Voting Preferred Share for each C$10 of Loral Alternative Subscription Amount received by Holdco. In the case where the Loral Alternative Subscription Amount has been delivered in full, the Non-Voting Preferred Shares of Holdco issued and delivered to Loral Holdings and the T-11N Transferor under this Section 4.4, when added to the Stage One Purchased Shares, shall constitute 64% of the Equity Shares of Holdco then outstanding (assuming that no Equity Shares have been issued since the Telesat Closing, other than the Stage One Purchased Shares).
4.5	Partial Contribution
     In the event that Loral shall be unable, for any reason, to pay the full amount of the Loral Alternative Subscription Amount, Holdco shall issue to Loral Holdings on behalf of Loral, and to T-11N Transferor (if applicable in respect of the T-11N Contribution), Holdco Non-Voting Preferred Shares for such portion thereof actually paid or transferred to Holdco, determined pursuant to Section 4.4, it being agreed that the payment of the full amount of the Loral Alternative Subscription Amount shall not be a condition in favour of any party to the closing of the Loral Alternative Subscription.
4.6	Payment in Lieu of Dividends
     On the Alternative Subscription Date, Holdco shall pay to Loral Holdings and the T-11N Transferor, an amount equal to any dividends that would have been paid to Loral Holdings and the T-11N Transferor if the shares issuable to Loral Holdings and the T-11N Transferor pursuant to Section 4.4 had been issued to Loral Holdings and the T-11N Transferor on the date of the Telesat Closing and had been outstanding from the date of the Telesat Closing.
4.7	Closing of Loral Alternative Subscription
     The closing of the transactions constituting the Loral Alternative Subscription shall take place on the Alternative Subscription Date at the offices of Loral at 600 Third Avenue, New York, New York 10016. At the Closing: (i) Holdco shall deliver to Loral Holdings (A) duly executed certificates representing the Holdco Non-Voting Preferred Shares as provided in Section 4.4 and (B) the Refund Amount to the extent required by Section 4.3 by wire transfer of immediately available funds to the bank account or accounts designated by Loral Holdings in writing not less than three (3) Business Day prior to the Alternative Subscription Date; and (ii) (A) Loral or Loral Holdings shall deliver to Holdco the Financing Amount and Closing Amount, to the extent required by Section 4.3, by wire transfer of immediately available funds to the bank account or accounts designated by Holdco in writing not less than three (3) Business Day prior to the Alternative Subscription Date and (B) the T-11N Transferor shall deliver to Holdco an assignment of the T-11N Construction Contract and all rights of Skynet to the T-11N, including an assignment of any launch/in orbit insurance and launch contracts related to the T-11N, all free and clear of any Liens.
4.8	Liability under T-11N Construction Contract
     From and after the transfer of the T-11N to Holdco on the Alternative Subscription Date or such other date on which the T-11N is transferred to Holdco, Holdco shall assume all of the obligations of Skynet pursuant to the T-11N Construction Contract and any launch/in orbit insurance or launch contracts associated with the T-11N, provided that Loral shall continue to be liable for any damages and costs related to any breach of the T-11N Construction Contract and any launch/in orbit insurance or launch contract by Skynet prior to the date of the transfer of the T-11N to Holdco and Loral shall indemnify and hold harmless Holdco from and against breaches of any such contracts prior to such transfer to Holdco.
4.9	No Further Liability
     On and after the Skynet Closing, Loral shall have no obligation or liability to Holdco under this Article 4 and this Article 4 shall be of no further force or effect.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.1	Representations and Warranties of Loral
     Loral hereby represents and warrants to Holdco as of the date hereof and as of the Alternative Subscription Date as follows, and acknowledges that Holdco is relying upon such representations and warranties in entering into this Agreement and the transactions contemplated hereby:
(a)	Corporate Organization and Qualification. Loral and Skynet are corporations validly existing under the laws of Delaware.

(b)	Corporate Authority. Loral and Skynet have the requisite corporate power and authority and have taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Loral and Skynet and, assuming the due authorization, execution and delivery hereof by Holdco, constitutes a legal, valid and binding obligation of Loral and Skynet, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies (provided that such exception shall not apply to any limitation of such enforcement resulting from the Bankruptcy Cases (as defined in the Skynet Asset Transfer Agreement)). Without limiting and in furtherance of the foregoing, the approval of the shareholders of Loral is not required in order for Loral or Skynet to consummate the transactions contemplated by this Agreement.

(c)	Filings and Approvals. No notices, reports or other filings, and no consents, registrations, approvals, permits or authorizations, are required to be made or obtained by Loral or Skynet with or from any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to make or obtain any or all of which would not reasonably be expected to materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)	No Violation. The execution and delivery of this Agreement, and consummation of the transactions contemplated thereby, by Loral and Skynet does not, and will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or the comparable governing instruments of Loral or Skynet, (ii) a breach or violation of any Law to which Loral or Skynet is subject, (iii) the creation of any Lien or the forfeiture of any asset of Loral or Skynet, (iv) a breach or violation of, a default under, the triggering of any payment or other material obligation pursuant to, the acceleration of (with or without notice or lapse of time or both) any provision of, (A) the T-11N Construction Contract or (B) any other contract to which Loral is a party, except, in the case of clauses (ii), (iii) or (iv)(B), for such breaches, violations or defaults that, individually or in the aggregate, would not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)	T-11N Construction Contract. The T-11N Construction Contract has been duly authorized, executed and delivered by each of Skynet and SS/L and constitutes a legal, valid and binding obligation of SS/L, enforceable by Skynet in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies. Skynet is not in material breach of any of its obligations under the T-11N Construction Contract, and Skynet has (or the T-11N Transferor will have) all the rights of the “Purchaser” under the T-11N Construction Contract.

(f)	Investor Matters. (i) LSCC is acquiring the Stage One Purchased Shares pursuant to Section 2.1, and Loral Holdings and the T-11N Transferor are acquiring the Holdco Non-Voting Preferred Shares to be issued to Loral Holdings and the T-11N Transferor pursuant to Section 4.4, for investment, and without any present intention of transferring such securities to any other Person, and Loral acknowledges that LSCC, Loral Holdings and the T-11N Transferor and any other Person acquiring such securities directly or indirectly from LSCC , Loral

Holdings or the T-11N Transferor may not sell or otherwise transfer such securities in a manner that would constitute a “distribution” as such term is used in the Securities Act; (ii) each of LSCC, Loral Holdings and the T-11N Transferor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment decision with respect to such securities; (iii) Loral and Skynet acknowledge that such securities have not been registered under the Securities Act or any state securities laws and may not be transferred unless subsequently registered thereunder or pursuant to a valid exemption from registration; (iv) Loral and Skynet acknowledge that such securities have not been distributed pursuant to a prospectus for which a receipt has been obtained under the securities laws of any province of Canada and may not be transferred in Canada unless a receipt for such prospectus has subsequently been obtained or pursuant to a valid exemption from such receipt requirement; and (v) each of LSCC, Loral Holdings and the T-11N Transferor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and an “accredited investor” as such term is defined in Section 1.1 of National Instrument 45-106 promulgated under Canadian securities laws, or is a corporation described in Section 2.4(2)(i) of such National Policy.
5.2	Representations and Warranties of Holdco
     Holdco represents and warrants to Loral and Skynet as of the date hereof and as of the Alternative Subscription Date as follows, and acknowledges that Loral and Skynet are relying upon such representations and warranties in entering into this Agreement and the transactions contemplated hereby:
(a)	Corporate Organization. Holdco is a corporation validly existing under the laws of Canada.

(b)	Corporate Authority. Holdco has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Holdco and constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and the availability of equitable remedies.

(c)	Filings and Approvals. No notices, reports or other filings, and no consents, registrations, approvals, permits or authorizations, are required to be made or obtained by Holdco with or from any Governmental Entity or any other Person (including the shareholders of Holdco) in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except where the failure to make or obtain any or all of which would not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(d)	No Violation. The execution and delivery of this Agreement by Holdco does not, and the consummation by Holdco of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the articles, by-laws or other comparable governing instruments of Holdco; or (ii) a breach or violation of any Law to which Holdco is subject, except in each case for such breaches, violations or defaults that, individually or in the aggregate, would not prevent or materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(e)	Brokers and Finders. Neither Holdco nor any of its officers, directors or employees has incurred any liability for any brokerage fees, commissions or finders fees to any broker or finder employed or engaged thereby in connection with the transactions contemplated by this Agreement for which Holdco or any of its Affiliates would be liable other than as contemplated by the Investors Letter Agreement.

(f)	Holdco Shares. The issuance and delivery by Holdco of (i) Holdco Redeemable Common Shares and Holdco Redeemable Preferred Shares to LSCC as contemplated by Section 2.2, and (ii)Holdco Non-Voting Preferred Shares to Loral Holdings and the T-11N Transferor as contemplated by Section 4.4 have been duly authorized by all requisite corporate or other action on the part of Holdco and, as of the Stage One Closing Date in respect of (i), and as of the Alternative Subscription Date in respect of (ii), such shares, upon the issuance and delivery thereof by Holdco as contemplated by this Agreement, will be (a) validly issued and outstanding, (b) fully paid and non-assessable and (c) other than as expressly provided in the Holdco Unanimous Shareholders Agreement, free and clear of any and all Liens or restrictions on the voting rights thereof or other incidents of record or beneficial ownership pertaining thereto.

(g)	No Reliance.

There are no representations, warranties, covenants, conditions or other agreements, express or implied, between any of the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. Holdco agrees that no reliance may be placed on any representation, warranty, opinion, advice or assertion of fact made by Loral or Skynet or any of their directors (or Persons in similar positions), officers, employees, stockholders, equity holders and agents to Holdco or any of its directors, officers, employees, shareholders, agents or representatives, except to the extent that any such representation, warranty, opinion, advice or assertion of fact has been reduced to writing and is expressly included as a term of this Agreement. Any claims Holdco may have for breach of representation or warranty shall be based solely on the representations and warranties of Loral expressly set forth in this Agreement. Without limiting the generality of the foregoing, Holdco agrees that no reliance may be placed on any representation, warranty, opinion, advice or assertion contained in any prospectus or registration statement relating to the public offering of securities of Loral or any of its Affiliates or shareholders, in any document or material provided or made available to Holdco in connection with its due diligence review or for any other reason in connection with the conclusion of this Agreement, or in any quarterly, annual or current report (including any report on Form 10-Q, Form 10-K or Form 8-K), interim or annual financial statement, management presentation, discussion and analysis, material change report (including any report on Form 8-11) or other similar continuous disclosure documents required to be filed with any Securities Commission pertaining to Loral or any of its Affiliates or shareholders. Nothing contained in this Agreement is intended to relieve Loral or Skynet from liability for fraud. Nothing in this Section 5.2(g) is intended to limit or affect the representations and warranties made under this Agreement.
ARTICLE 6
COVENANTS
6.1	Further Action
     Loral, Skynet and Holdco shall take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Loral, Skynet and Holdco shall use all reasonable commercial efforts to fulfill the conditions set forth in Article 7.
6.2	Publicity and Confidentiality
     Unless otherwise required by applicable Law or by obligations of the parties or their Affiliates pursuant to any listing agreement with or rules of any Securities Commission, (a) without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, delayed or conditioned), each party hereto shall consult with the other party hereto before issuing any press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of any other party hereunder. Neither Loral nor Skynet shall issue any press release or otherwise make any public statement that mentions PSP or Red Isle without the prior written consent of PSP, unless such mentioning of PSP is required by applicable Law or by obligations of the parties or their Affiliates pursuant to any listing agreement with or rules of any stock exchange or securities regulatory authority.
6.3	Tax Matters
(a)	All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Holdco when due, and Holdco will, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes, fees and charges, and, if required by applicable law, Loral will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation.

(b)	The values of the items forming the Required Loral Alternative Subscription shall be determined by the parties as provided in Section 4.2. Holdco and Loral will, subject to applicable laws, use such allocations in filing their respective tax returns or similar filings.

(c)	Except to the extent that a different allocation is required for United States tax purposes, the parties hereto shall allocate the Non-Voting Preferred Shares to be issued to Loral Holdings and the T-11N Transferor on the Alternative Subscription Date to each item of the Required Loral Alternative Subscription in a manner consistent with the value stipulated in Section 4.2.

(d)	The T-11N Transferor and Holdco will jointly elect under subsection 85(1) of the ITA, in prescribed form and within the time provided, with respect to the transfer of the T-11N, and the agreed amount for the purposes of paragraph 85(1)(a) of the ITA in respect of such property will be the amount specified by the T-11N Transferor and approved by PSP. In addition, the T-11N Transferor and Holdco agree to jointly make, execute and file, in prescribed form and within the time provided, with the appropriate taxation authorities any similar elections required under the provisions of any applicable provincial legislation.

(e)	The parties hereto shall, and shall cause their Affiliates to, each treat on all tax returns the transfer of the T-11N hereunder and the successive transfers as 351 Transfers, and not take any position in any tax return inconsistent herewith unless compelled to do so pursuant to a determination as defined in Section 1313(a) of the Code.

(f)	Until the fifth anniversary of the last day of the calendar year in which the T-11N Contribution occurs, without the prior written consent of Loral and PSP (each in its sole and absolute discretion), neither Holdco nor any of its Affiliates shall engage in or effect any transaction or series of related transactions (other than the Successive Transfer) involving an exchange, disposition, reorganization or liquidation thereby of (i) the T-11N or any material interest therein or (ii) any equity interest in a subsidiary of Holdco or any successor which owns directly or indirectly the T-11N or any material interest therein, including any distribution with respect to such equity interest that is treated as an “exchange” for U.S. federal income tax purposes; provided that this Section 6.3(f) shall only apply if, as reasonably determined by Loral, such transaction would or is likely to trigger gain pursuant to any GRA entered into by Loral with respect to the transfer of the T-11N.
6.4	Waiver Relating to Certain Proposed Transactions.
     Skynet and Loral hereby irrevocably waive any and all claims or demands they may have at any time against Holdco and its Affiliates as a result of or arising directly or indirectly out of or in connection with (i) any Restructuring Decision, (ii) any restructuring of a Proposed Transaction, and (iii) any gain recognized by Skynet or its Affiliates as a result of consummation of a Proposed Transaction (other than any gain recognized by reason of breach of the covenant set forth in Section 6.3(f)), it being understood that nothing contained in this Section shall relieve Holdco of any of its obligations, or shall otherwise affect any of Loral’s rights, under Section 6.3(f).
6.5	T-11N
     Skynet shall not, and Loral shall cause Skynet not to, assign or transfer any of its rights under the T-11N Construction Contract, or to T-11N, to any person other than Loral, without the prior written consent of Holdco. Any attempted assignment or transfer of the T-11N Construction Contract, the T-11N or any rights thereto in violation of this Section 6.5 shall be null and void ab initio, and of no effect.
ARTICLE 7
CONDITIONS
7.1	Conditions to Obligations of the Parties.
     The obligations of Holdco and of Loral and of Skynet to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by either party hereto (as to itself only and not with respect to or on behalf of the other party) to the extent permitted by applicable Law:
(a)	no court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, judgment, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits the consummation of the transactions contemplated by this Agreement;

(b)	the Telesat Closing shall have been consummated;

(c)	with respect to the Loral Alternative Subscription, the Skynet Asset Transfer Agreement and Asset Purchase Agreement shall have been terminated; and

(d)	the Holdco Unanimous Shareholders Agreement shall have been executed and delivered by all parties thereto.
7.2	Conditions to Obligations of Holdco
     The obligations of Holdco to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Holdco to the extent permitted by applicable Law:
(a)	the representations and warranties of Loral contained in Section 5.1 shall have been true and correct in all material respects as of the date hereof and as of the relevant date upon which performance is being made, except to the extent that such failure of the representations are warranties to be true and correct does not affect the ability of Loral and Skynet to consummate the transactions contemplated by this Agreement; and

(b)	the covenants contained in this Agreement to be complied with or performed by Loral, the T-11N Transferor and Skynet shall have been complied with or performed in all material respects through the relevant date upon which performance is being made, except to the extent that the failure to comply with such covenants does not affect the ability of Loral or Skynet to consummate the transactions contemplated by this Agreement;
provided that Holdco may not refuse to consummate the transactions contemplated by this Agreement as a result of the failure of any condition contained in this Section 7.2 to the extent that Holdco is responsible for such failure.
7.3 Conditions to Obligations of Loral and the T 11N Transferor
     The obligations of Loral and the T-11N Transferor to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Loral and the T-11N Transferor to the extent permitted by applicable Law:
(a)	the representations and warranties of Holdco contained in Section 5.2 shall have been true and correct in all material respects as of the date hereof and as of the relevant date upon which performance is being made, except to the extent that such failure of the representations and warranties to be true and correct does not affect the ability of Holdco to consummate the transactions contemplated by this Agreement; and

(b)	the covenants contained in this Agreement to be complied with or performed by Holdco shall have been complied with or performed in all material respects through the relevant date upon which performance is being made, except to the extent that the failure to comply with such covenants does not affect the ability of Holdco to consummate the transactions contemplated by this Agreement;
provided that Loral or the T-11N Transferor may not refuse to consummate the transactions contemplated by this Agreement as a result of the failure of any condition contained in this Section 7.3 to the extent that Loral or the T-11N Transferor is responsible for such failure.
ARTICLE 8
TERMINATION
8.1	Termination Upon Termination of the Share Purchase Agreement
     This Agreement shall terminate and the transactions contemplated hereby shall be abandoned simultaneously with any termination of the Share Purchase Agreement for any reason whatsoever.

8.2	Termination Upon Simultaneous Occurrence of the Telesat Closing and the Skynet Closing
     This Agreement shall terminate and the transactions contemplated hereby shall be abandoned upon the simultaneous occurrence of the Telesat Closing and the Skynet Closing.
8.3	Termination by Mutual Consent
     This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual consent of Loral and Holdco.
8.4	Effect of Termination.
     In the event of the termination of this Agreement pursuant to this Article 8, this Agreement shall become null and void and no party hereto (or any of its directors (or Persons in similar positions), officers, Affiliates, shareholders, equity holder, agents or representatives) shall have any liability or further obligation to the other party hereto pursuant to this Agreement, except that nothing herein will relieve any party hereto from liability for any breach by it of the provisions of this Agreement occurring prior to the date of such termination.
ARTICLE 9
REMEDIES
9.1	No Consequential Damages
     NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF THE OTHER PARTY OR ANY THIRD PARTY, WHETHER FORESEEABLE OR NOT, WITH RESPECT TO THE SUBJECT MATTER HEREOF, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, INCLUDING WITHOUT LIMITATION FOR LOSS OF REVENUE OR PROFIT, except that if Loral shall fail to pay the Stage One Purchase Price or the Financing Amount, or the T 11N Transferor and Loral shall fail to make the T-11N Contribution or subject to the provisions of Section 4.3(b), Loral shall fail to pay the Closing Amount to the extent payable pursuant to Section 4.3(a), then Loral shall be liable for any additional financing costs that may be incurred by Holdco or its Subsidiaries under the Financing (as defined in the Share Purchase Agreement).
9.2	Specific Performance for T-11N Contribution
     Skynet agrees that in the event of a breach of the obligation of Skynet to make the T-11N Contribution pursuant to Section 4.1, irrevocable damage would occur to Holdco and that Holdco would not have an adequate remedy in law in the event of such breach. Accordingly, Holdco shall be entitled to injunction or injunctions to prevent such breach and to specific performance as a remedy for such breach without bond or other security being required. Neither Skynet nor Loral shall assert, as a defense against a claim for specific performance or injunction, that Holdco has an adequate remedy at law. Such remedies are, however, cumulative and not exclusive and are in addition to any other remedies which Holdco may have under this Agreement or otherwise.

9.3	Specific Performance for Share Issuance
     Holdco agrees that in the event of a breach of Holdco’s obligation either to issue to LSCC the Stage One Purchased Shares pursuant to Section 2.1 or to issue to Loral Holdings and the T-11N Transferor the Holdco Non-Voting Preferred Shares pursuant to Section 4.4 irrevocable damage would occur to Loral, LSCC, Loral Holdings and the T-11N Transferor and that they would not have an adequate remedy in law in the event of such breach. Accordingly, Loral, LSCC, Loral Holdings and the T-11N Transferor shall be entitled to injunction or injunctions to prevent such breach and to specific performance as a remedy for such breach without bond or other security being required. Holdco shall not assert, as a defense against a claim for specific performance or injunction, that Loral, LSCC, Loral Holdings or the T-11N Transferor has an adequate remedy at law. Such remedies are, however, cumulative and not exclusive and are in addition to any other remedies which LSCC, Loral Holdings or the T-11N Transferor may have under this Agreement or otherwise.
9.4	Survival of Representations and Warranties
     All representations and warranties set forth in Article 5 shall survive the transactions contemplated hereunder; provided, however, that neither party shall be entitled to recover any Losses pursuant to Section 5.1 or Section 5.2 hereof unless written notice of a claim is delivered to the other party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the earlier of (i) the Skynet Closing and (ii) the first (1st) anniversary of the Alternative Subscription Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows:
(a)	with respect to any Loss arising from or related to a breach of the representations and warranties of Loral set forth in Sections 5.1(a) (Corporate Organization), 5.1(b) (Corporate Authority) and 5.1(f) (Investor Matters) or fraud on the part of Loral, the Applicable Limitation Date shall be the date on which all claims relating to such breach shall have been barred by the statute of limitations applicable thereto;

(b)	with respect to any Loss arising from or related to a breach of the representations and warranties of Holdco set forth in Section 5.2(a) (Corporate Organization), 5.2(b) (Corporate Authority) and 5.2(f) (Holdco Shares) or fraud on the part of Holdco, the Applicable Limitation Date shall be the date on which all claims relating to such breach shall have been barred by the statute of limitations applicable thereto.
ARTICLE 10
MISCELLANEOUS AND GENERAL
10.1	Payment of Expenses
     Notwithstanding anything to the contrary contained in the Transaction Agreements, the Share Purchase Agreement or the Investors Letter Agreement (including Section 10 of the Investors Letter Agreement), whether or not the transactions contemplated by this Agreement shall have been consummated, Holdco shall pay, and shall be solely responsible for the payment of, any and all costs and expenses incurred by Loral, Skynet and Holdco or any of their Affiliates incident to preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.
10.2	Modification or Amendment
     Loral, Skynet and Holdco may modify or amend this Agreement by written agreement executed and delivered by duly authorized officers of each such party. No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by Loral, Skynet and Holdco. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.
10.3	Further Assurances
     Each party to this Agreement covenants and agrees that, from time to time subsequent to the Stage One Closing Date or the Alternative Subscription Date, in respect of the transaction matters to be consummated by each such provision, it will execute and deliver, or cause to be executed and delivered by its controlled Affiliate, all such documents including all such additional conveyances, transfers, consents and other assurances, and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or any of the respective obligations intended to be created hereby or thereby.
10.4	Counterparts
     For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
10.5	Governing Law and Waiver of Jury Trial
     This Agreement, and all matters arising out of or related to this Agreement, and the transactions contemplated hereby, including (a) its negotiation and validity, and (b) any claim or cause of action, whether in tort, in contract, or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed and interpreted in accordance with the laws of the State of New York, without regard to the conflicts of law rules and principles thereof. Any suit, action or proceeding against any party or any of its assets arising out of or relating to this Agreement shall be brought in the federal or state courts located in New York, New York, and each party hereby irrevocably and unconditionally attorns and submits to the exclusive jurisdiction of such courts over the subject matter of any such suit, action or proceeding. Each party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such suit, action or proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other suit, action or proceeding in any other place relating in whole or in part to the same subject matter. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR

CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY IRREVOCABLY CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY LEGAL PROCEEDING BY DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.7.
10.6	Time of Essence

Time shall be of the essence in this Agreement.

10.7	Notices
     Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by hand, courier (with a copy sent by facsimile), by facsimile or other means of electronic communication (with a copy sent by courier) or by delivery as hereafter provided. Any such notice or other communication, if sent by courier or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the confirmation of receipt, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 10.7. Notices and other communications shall be addressed as follows or to such other address as the parties shall notify each other in writing from time to time:
     (a) if to Holdco:
4363205 Canada Inc.
c/o McCarthy Tétrault
66 Wellington Street
Toronto, Ontario M5K 1E6
Attention: Secretary (c/o Robert Forbes)
Facsimile: (416) 868-0673

     with copies to:
Public Sector Pension Investment Board
1250 René Lévesque Blvd. West
Suite 2030
Montréal, Québec H3B 4W8
Attention: Vice President and General Counsel
Telephone: (514) 939-5376
Facsimile: (514) 937-0403
and:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Douglas P. Warner
Telephone: (212) 310-8751
Facsimile: (212) 310-8007
     (b) if to Loral or Skynet:
Loral Space & Communications Inc.
600 Third Avenue
New York, NY 10016
Attention: Avi Katz
Telephone: (212) 338-5340
Facsimile: (212) 338-5320
with copies to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Bruce R. Kraus
Telephone: (212) 728-8237
Facsimile: (212) 728-9237
and

McCarthy Tétrault LLP
66 Wellington Street
Toronto, Ontario, M5K 1E6
Attention: Robert Forbes
Telephone: (416) 601-8267
Facsimile: (416) 868-0673
10.8	Severability
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
10.9	Entire Agreement
     Except as agreed to in writing on or after the date hereof, this Agreement and the other Transaction Agreements constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties (both written and oral), among the parties with respect to the subject matter hereof, including the Investor Letter Agreement.
10.10	Assignment
     No party may transfer or assign any of its rights or obligations hereunder without the express written consent of each other party hereto, and any such attempted transfer in violation of this Section 10.10 shall be null and void ab initio, provided, however, that a party hereto may, without the prior written consent of the other party hereto, (a) assign (in whole or in part) this Agreement and all of its rights hereunder to its lenders and debt providers (or any administrative or collateral agent therefor) for collateral security purposes, and (b) assign, after the Alternative Subscription Date, (in whole or in part), this Agreement and its rights and obligations hereunder to any of its subsidiaries; provided, however, that, notwithstanding any such assignment described in the immediately preceding clauses (a) and (b), the assigning party shall remain liable to perform all of its obligations hereunder
10.11	Parties in Interest and Rights of PSP
     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that, from the date hereof through the date of the Telesat Closing, PSP shall have the right to take any action on behalf of Holdco, and to exercise all remedies and rights on behalf of and for the benefit of Holdco, under this Agreement and shall be entitled to full indemnity from Holdco in respect of, and Holdco shall pay to PSP an amount equal to, any Losses incurred by PSP in doing so (including any costs and expenses incurred by PSP incidental to exercising any such remedies or rights) unless PSP shall have acted in bad faith or shall have been grossly negligent, provided that nothing contained in this Section 10.11 shall be deemed to create any liability on PSP’s part to any of the parties hereto in connection with, and no party hereto shall have any recourse against PSP for, any action so taken or any exercise of such remedies or rights made by PSP on behalf of or for the benefit of Holdco pursuant to this Section 10.11. PSP shall be a third party beneficiary of this provision and of Sections 6.2, 6.3(d), 6.3(f) and this Section 10.11, and LSCC and Loral Holdings shall be third party beneficiaries of Section 9.3.
10.12	Successors
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors.
[signatures on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	Chief Executive Officer

LORAL SKYNET CORPORATION
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	Chief Executive Officer

4363205 CANADA INC.
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	Vice Chairman

By:	/s/ Jim Pittman
	Name:	Jim Pittman
	Title:	Vice President